Exhibit 99.1

Autoliv and Nissin Kogyo form Autoliv-Nissin Brake Systems

(Stockholm, Sweden, April 1, 2016) – – – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, on March 31, 2016 finalized its joint venture with Nissin Kogyo (TSE: 7230.T) to form Autoliv-Nissin Brake Systems (ANBS). The joint venture is an important milestone in Autoliv’s strategy to be the leader in safety systems for the future car, well integrated with autonomous driving.

ANBS combines the current brake control business of Autoliv with a “carve-out” of Nissin Kogyo’s automotive braking business. ANBS joins Nissin Kogyo’s world leading expertise and technology in brake control and actuation systems with Autoliv’s global reach and customer base to create a global competitive offering competing in the growing global brake control systems market. The joint venture will also further strengthen Autoliv’s role as a leading system supplier for autonomous vehicles.

ANBS will be part of Autoliv’s Electronics business segment (consisting of passive safety electronics products, ADAS products and brake control systems). Autoliv owns 51% of the joint venture and has management and operational control. Autoliv will consolidate 100% of ANBS in its financial statements. Nissin Kogyo’s 49% share of the joint venture’s net income will be treated as a minority interest.

“Today is an important day for Autoliv. The formation of Autoliv-Nissin Brake Systems will allow us to offer state of the art brake control and actuation systems to auto manufacturers around the world. It will further enhance our role as the leading safety system supplier for the future car, well integrated with autonomous driving,” said Autoliv Chairman, President & CEO Jan Carlson.

Autoliv purchased 51% of the joint venture for JPY 29.7 billion (approximately USD 264 million, using March 31stexchange rates), including pre-closing adjustments and subject to customary post-closing adjustments. ANBS sales and operating margin for the nine month period April-December 2016 is expected to be slightly lower than initially communicated, sales are now expected to be in the range of USD 400-450 million for the same nine month period.

Beginning with the second quarter 2016 earnings release Autoliv plans to disclose information about ANBS in line with the other units (ADAS products and passive safety electronics products) in the Electronics business segment.

Inquiries:

Thomas Jönsson, Group Vice President Communications.           Tel +46 (0)8 58 72 06 27

Autoliv Inc.	Autoliv North America
World Trade Center	26545 American Drive
Klarabergsviadukten 70, section C6	Southfield, MI 48034, USA
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Tel +1 (248) 794 4537
Tel +46 (8) 58 72 06 27	e-mail: ray.pekar@autoliv.com
e-mail: thomas.jonsson@autoliv.com

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has close to 80 facilities with more than 64,000 employees in 27 countries. In addition, the Company has 20 technical centers in nine countries around the world, with 20 test tracks, more than any other automotive safety supplier. Sales in 2015 amounted to about US $9.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

About Nissin Kogyo

Founded in 1953 with creating advanced value for the environment and safety as its core themes, Nissin Kogyo is a global developer and manufacturer of comprehensive brake systems to the OEM automotive and motorcycle markets. Nissin Kogyo has more than 10,000 employees at 22 facilities in 10 countries around the world, with reported net sales of 220.9 billion yen in the 2013 fiscal year. Nissin Kogyo’s shares are listed on the First Section of the Tokyo Stock Exchange (7230.T). For more information about Nissin Kogyo, please visit the company website at www.nissinkogyo.co.jp/en.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including the anticipated revenue of the joint venture, the consolidation of the joint venture for accounting purposes, the expansion of the joint venture’s business and its anticipated product offering and other estimates of future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Autoliv Inc.	Autoliv North America
World Trade Center	26545 American Drive
Klarabergsviadukten 70, section C6	Southfield, MI 48034, USA
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Tel +1 (248) 794 4537
Tel +46 (8) 58 72 06 27	e-mail: ray.pekar@autoliv.com
e-mail: thomas.jonsson@autoliv.com